Exhibit 99.1 Royal Oak Mines Inc. press release, dated August 14,
          1998.

                         FOR IMMEDIATE RELEASE FROM KIRKLAND

                                   August 14, 1998

                     Royal Oak Announces Second Quarter Results

          Royal Oak Mines Inc. (TSE and AMEX: RYO) announced today the unaudited financial results for the three-month and six-month periods ended June 30, 1998. All figures are in thousands of Canadian dollars unless otherwise stated.


                              Second Quarter Highlights

          Financial Position

                            June 30, 1998  December 31, 1997  June 30, 1997
                            -------------  -----------------  -------------
          Cash                     16,423                568         72,254
          Total assets            903,876            843,386        763,876
          Net debt (1)            433,761            274,135        173,576
          Shareholders'           301,971            316,378        391,340
           equity

          (1) Net debt = Notes payable + current and non-current capital leases - cash

          *    On May 19, 1998 commenced production at Kemess gold-copper mine
          * Cash flow before net change in other operating items of $2.5 million (2 cents per share) in Q2/98 compared with $2.1 million (2 cents per share) in Q2/97.
          * Operating loss of $17.1 million in Q2/98 mainly due to provision for loss on foreign currency and commodity contracts of $11.4 million and depreciation of $6.7 million compared with operating loss of $11.9 million in Q2/97.
          * Net loss of $35.0 million (25 cents per share) after write-off of financing costs in Q2/98 compared with net loss of $52.1 million (38 cents per share) in Q2/97.
          * Gold production of 45,732 ounces from continuing operations at Giant and Pamour/Nighthawk mines in Q2/98 compared with 49,288 ounces in Q2/97, a decrease of 7%. Total gold production from all operations in Q2/97 (including Hope Brook and Colomac mines closed in late 1997) was 104,845 ounces.

          Royal Oak Mines, page 2 of 8

          * Average cash cost from continuing operations of US$257 per ounce in Q2/98, down 19% from US$316 per ounce in Q2/97. Average cash cost from all operations in Q2/97 was US$351 per ounce.
          * Average realized gold price of US$342 per ounce in Q2/98, a premium of US$42 per ounce, or 14% above average spot price of US$300 per ounce.
          * Completed debt financing of US$120 million of senior secured debentures.
          * Repaid US$46.3 million of principal and accrued interest of senior secured debentures issued in January 1998.

                                  Operating Results

                                     Three months ended    Six months ended
                                          June 30               June 30
                                     ------------------    ----------------
                                         1998      1997      1998      1997
                                     --------   -------    ------   -------
          Gold production (ounces)     45,732   104,845    91,289   189,925
          Revenue                      22,621    58,872    45,050   106,846
          Cash flow before net
           change in other
           operating items              2,481     2,105     3,411     1,617
          Cash flow before net
           change in other
           operating items per
           share (C$)                    0.02      0.02      0.02      0.01
          Net loss                    (35,002)  (52,089)  (32,742)  (60,202)
          Net loss per share (C$)       (0.25)    (0.38)    (0.24)    (0.43)
          Cash cost of production
           (US$/oz)                       257       351       268       358
          Average spot gold price
           (US$/oz)                       300       343       297       347
          Average realized gold
           price (US$/oz)                 342       406       343       405
          Weighted average common
           shares outstanding
           (millions)                 138.940   138.884   138.940   138.864
          Period-end common shares
           outstanding (millions)     148.940   138.910   148.940   138.910

          Operating results in the three months and six months ended June 30, 1998, compared with the same two periods in 1997, were impacted by the closure of the Hope Brook and Colomac mines in September and December of 1997, respectively. Both mines were placed on care and maintenance.

          In the second quarter of 1998, gold production from continuing operations at the Giant and Pamour/Nighthawk mines was 45,732 ounces, a decrease of 7% from the 49,288 ounces produced at these mines in the same period of 1997. Total gold production in the second quarter of 1997 (including production from the Hope Brook and Colomac mines) was 104,845 ounces.

          In the six months ended June 30, 1998 gold production from continuing operations was 91,289 ounces, a decrease of 6% from the 97,287 ounces produced in the same period of 1997. Total gold production in the first half of 1997 was 189,925 ounces.

          Revenue in the second quarter of 1998 was $22.6 million compared with $58.9 million in the same period of 1997. The decrease in revenue in the second quarter this year reflected a decrease in gold production of 59,113 ounces, mainly due to the closure of the Hope Brook and Colomac mines, and a decrease of 16% in the average realized gold price from US$406 per ounce in the

          Royal Oak Mines, page 3 of 8

          second quarter of 1997 to US$342 per ounce in the same period this year. Revenue in the second quarter of 1998 included hedging gains of $2.7 million compared with $10.0 million in the same period last year.

          Revenue in the first half of 1998 was $45.1 million compared with $106.8 million in the same period of 1997. The decrease in revenue in the first half of this year was attributed to a decrease in gold production of 98,636 ounces, and a decrease of 15% in the average realized gold price from US$405 per ounce in the second half of 1997 to US$343 per ounce in the same period this year. Revenue in the second half of 1998 included hedging gains of $5.9 million compared with $18.5 million in the same period last year.

          In the second quarter of 1998, the Company reported an operating loss of $17.1 million primarily due to a provision for loss on foreign currency and commodity contracts of $11.4 million and depreciation of $6.7 million. In the second quarter of 1997 there was an operating loss of $11.9 million. The Company reported an operating loss of $13.9 million in the first half of 1998 compared with $21.1 million in the same period of 1997. The Company recorded a provision for loss on foreign currency and commodity contracts of $3.5 million and $10.3 million in the two periods, respectively, and depreciation of $10.7 million and $11.5 million in each period.

          After a write-off of financing costs of $15.0 million, the Company reported a net loss of $35.0 million, or 25 cents a share, in the second quarter of 1998. This compared with a net loss of $52.1 million, or 38 cents a share, in the same period of 1997. There was a net loss of $32.7 million, or 24 cents a share, in the first half of 1998 compared with a net loss of $60.2 million, or 43 cents a share, in the same period a year ago.

          In the second quarter of 1998, the average cash cost of production for continuing operations at the Giant and Pamour/Nighthawk mines was US$257 per ounce, a decrease of 19% from the US$316 per ounce for these mines reported in the same period of 1997. The significant reduction in cash cost was attributable to sustained cost-cutting measures implemented in the fourth quarter of 1997 and a 4% decrease in the value of the Canadian dollar against the U.S. dollar. In the second quarter of last year, the Company reported an average cash cost for all operations of US$351 per ounce, which reflected the impact of the high cost Hope Brook and Colomac mines that were subsequently closed toward the end of the year.

          In the six-month period this year, the average cash cost of production for continuing operations was US$268 per ounce, a decrease of 17% from US$322 per ounce in the same period of 1997. In the period ended June 30, 1997, the consolidated cash cost for all operations was US$358 per ounce.

          Cash flow before net change in other operating items in the second quarter this year was $2.5 million, or 2 cents a share, compared with $2.1 million, or 2 cents a share, in the same period of 1997. In the second quarter of this year, net cash used in operating activities was $43.5 million, or 31 cents a share, compared with $5.6 million, or 4 cents a share, in the year-ago period.

          In the six-month period ended June 30, 1998 cash flow before net change in other operating items was $3.4 million, or 2 cents a share, compared with $1.6 million, or 1 cent a share, in the first half of 1997. Net cash used in operating activities was $78.8 million, or 57 cents a share, in

          Royal Oak Mines, page 4 of 8

          the first half of 1998 compared with $71.9 million, or 52 cents a share, in the period ended June 30, 1997.

                        Successful Start-up at Kemess Mine

          Royal Oak's new Kemess gold-copper mine commenced production on May 19, 1998. Commissioning and operations are proceeding as planned. During the pre-production stripping phase of the project, which commenced in July of 1997, over nine million tons of overburden and waste were removed from the open pit. From the commencement of operations in mid-May to August 11, 1998, approximately 2.7 million tons of hypogene ore at a grade of 0.22% copper and 0.016 ounces of gold per ton has been mined.
          The availability of the fleet of mobile equipment in the open pit has exceeded 90%. The average strip ratio for the project is estimated to be approximately 1.18 to 1 over the estimated 16-year life of the mine.

          The concentrator has processed approximately 2.2 million tons of ore at a head grade of 0.211% copper and 0.016 ounces of gold per ton during this period. Design throughput was reached after approximately two months of operation. A sustainable milling rate of between 50,000 and 60,000 tons per day has been achieved for many consecutive days. Approximately 9,261 tons of concentrate containing between 25% and 26% copper and between 1.3 and 1.7 ounces of gold per ton have been produced. The concentrate is transported to the Far East for smelting and refining to recover metal values.

          Throughput has been curtailed somewhat during the month of August as the Company is making design and operating modifications to the flotation circuit in the concentrator to optimize gold and copper recoveries. The Company estimates that 1998 projected recoveries of 78% copper and 71% gold should be achieved by the end of September 1998. The average life-of-mine recoveries are estimated to be 82% copper and 78% gold.

          The Kemess Mine is in substantial compliance with environmental regulations. The impoundment of tailings from the concentrator is operating successfully as a zero discharge system. Measures adopted to control sediment in streams have been successfully implemented, and the re-vegetation of areas disturbed during construction is proceeding well.

          The Company estimates that commercial production will be achieved on or about September 30, 1998. As of June 30, 1998 all proceeds from the sale of concentrates during the commissioning period have been credited against Kemess capital costs.


                                 Outlook

          Margaret K. Witte, president and chief executive officer of Royal Oak, commenting on the outlook for the Company, said, "We are very pleased with the start-up of operations at our new Kemess Mine. Our main focus at present is to increase the gold and copper recoveries in the concentrator. We have already exceeded the design throughput of the mill on a consistent basis. We are gaining a better understanding of the mineralogy of the ore and of the metallurgy of the flotation circuit and have made some design and operating modifications that have resulted in improvement in recoveries. We anticipate achieving design recoveries on the hypogene ore by

          Royal Oak Mines, page 5 of 8

          the time we start processing supergene ore near the end of August. We expect commercial production to begin around the end of September, at which time production is expected to reach full capacity on an annualized basis.

          At our Giant and Timmins operations, we are encouraged that production costs continue to decrease as a result of cost cutting measures we implemented toward the end of last year. Cash costs at these operations continue to remain below the spot gold price.

          We are concerned about the continuing weakness in gold and copper prices and their impact on cash flow from operations. If spot gold and copper prices continue at current levels, the Company will examine the carrying value of its assets to determine the recoverability of its investments. The Company is working with its financial advisors in seeking a long-term refinancing alternative to ensure that it will be able to meet principal payments on debt as they fall due and other financial obligations beyond the end of this year."


          For further information contact:    or in Europe contact:

          Mr. J. Graham Eacott                Mr. David Williamson
          Vice President, Investor Relations  David Williamson Associates
                                              Limited
          Royal Oak Mines                     International Investor Relations
          5501 Lakeview Drive                 15 St. Helen's Place, 3rd Floor
          Kirkland, WA 98033-7314             London, England  EC2M 1QP

          Telephone:   (425) 822-8992         Telephone:   011-44-171-628-3989
          Facsimile:   (425) 822-3552         Facsimile:   011-44-171-920-0563

                    Internet site: http://www.royal-oak-mines.com

     Royal Oak Mines, page 6 of  8

                                  Royal Oak Mines Inc.
                              Consolidated Balance Sheets
                                (unaudited _ Cdn$ 000's)
                                                             June 30 December 31
                                                                1998        1997
                                                                       (audited)
                                                           =========  ==========
     ASSETS
     Current Assets
            Cash and cash equivalents                      $  16,423  $      568
            Marketable securities                                560       9,875
            Receivables                                        8,891      30,923
            Inventories                                       15,447      21,120
            Prepaid expenses                                   4,933       3,967
                                                           ---------  ----------
                  Total Current Assets                        46,254      66,453
     Property, Plant and Equipment, net                      787,740     730,314
     Long-Term Investments                                    12,424      12,145
     Reclamation and Other Deposits                           14,346      14,332
     Deferred Charges and Other Assets                        43,112      20,142
                                                           ---------  ----------
     TOTAL ASSETS                                          $ 903,876  $  843,386
                                                           =========  ==========

     LIABILITIES
     Current Liabilities
            Accounts payable                               $  31,277  $  123,586
            Accrued payroll costs                              3,087       2,599
            Deferred revenue                                  12,865      20,085
            Obligation under commodity contracts              19,203          --
            Capital leases                                     5,588       4,531
            Taxes payable                                      1,207       1,723
            Long-term debt interest payable                   11,437      10,326
            Accrued unrealized loss on derivatives             2,454      21,327
            Other current liabilities                          7,682       9,135
                                                           ---------  ----------
                  Total Current Liabilities                   94,800     193,312
     Deferred Revenue                                         14,515      23,330
     Other Liabilities                                        63,272      57,427
     Long-Term Debt                                          426,764     250,338
     Deferred Income Taxes                                     2,532       2,532
     Minority Interest in Subsidiary Companies                    22          69
                                                           ---------  ----------
     TOTAL LIABILITIES                                       601,905     527,008
                                                           ---------  ----------
  SHAREHOLDERS' EQUITY
     Share Capital
                Authorized - unlimited
                Outstanding - 148,940,263
                 (Dec. 31, 1997 - 138,840,263)               397,375     379,040
     Deficit                                                 (95,404)    (62,662)
                                                           ---------   ---------
     TOTAL SHAREHOLDERS' EQUITY                              301,971     316,378
                                                           ---------   ---------
     TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY            $ 903,876   $ 843,386
                                                           =========   =========

     Royal Oak Mines, page 7 of 8

                                  Royal Oak Mines Inc.
                        Consolidated Statements of Income (Loss)
                   (unaudited - Cdn$ 000's except per share amounts)

                                           Three months ended   Six months ended
                                                 June 30             June 30
                                          -------------------  ------------------
                                              1998       1997      1998      1997
                                          ========   ========  ========  ========
     REVENUE                              $ 22,621   $ 58,872  $ 45,050  $106,846
                                          --------   --------  --------  --------
     EXPENSES
            Operating                       17,016     50,930    35,247    93,908
            Care and maintenance               974         76     2,311       150
            Royalties and marketing            312        447       603       871
            Administrative and corporate     2,214      3,544     4,460     6,196
            Depreciation and amortization    6,711      5,925    10,715    11,478
            Reclamation                        584      1,246     1,168     2,376
            Exploration and other              472      1,319       919     2,666
            Provision for loss on foreign
             currency and commodity
             contracts                      11,390      7,250     3,496    10,258
                                          --------   --------  --------  --------
                 Total operating expenses   39,673     70,737    58,919   127,903
                                          --------   --------  --------  --------
     OPERATING LOSS                        (17,052)   (11,865)  (13,869)  (21,057)

     OTHER INCOME (EXPENSE)
            Interest and other income
             (expense), net                   (847)       314      (855)    2,027
            Interest expense                  (346)       (69)     (643)     (187)
            Long-term debt interest        (10,400)    (6,503)  (18,608)  (12,847)
            Interest capitalized             9,977      5,544    18,185     9,964
            Foreign currency translation
             loss on long-term debt           (964)       490    (1,256)   (2,048)
            Write-off of financing costs   (15,011)        --   (15,011)       --
            Write-down of mine assets           --    (39,700)       --   (39,700)
                                          --------   --------  --------  --------
     LOSS BEFORE UNDERNOTED                (34,643)   (51,789)  (32,057)  (63,848)

            Income and mining taxes -
             current                          (421)      (313)     (841)     (639)
            Income and mining taxes -
             deferred                           --         --        --     4,221
            Minority interest                   16         (5)       47        31
            Equity in income of
             associated companies               46         18       109        33
                                          --------   --------  --------  --------
     NET LOSS                              (35,002)   (52,089)  (32,742)  (60,202)


     RETAINED EARNINGS (DEFICIT)-
     BEGINNING OF PERIOD                   (60,402)    64,440   (62,662)   72,553
                                          --------   --------  --------  --------
     RETAINED EARNINGS (DEFICIT) - END
     OF PERIOD                            $(95,404)  $ 12,351  $(95,404) $ 12,351
                                          ========   ========  ========  ========
     LOSS PER SHARE                       $  (0.25)  $  (0.38) $  (0.24) $  (0.43)
                                          ========   ========  ========  ========
     Weighted average number of common
      shares outstanding (000's)           138,940    138,884   138,940   138,864
                                          ========   ========  ========  ========

Royal Oak Mines, page 8 of 8

                                      Royal Oak Mines Inc.
                              Consolidated Statements of Cash Flow
                                    (unaudited - Cdn$ 000's)

                                            Three months        Six months
                                            ended June 30      ended June 30
                                         ------------------  ------------------
                                             1998      1997      1998      1997
                                         --------  --------  --------  --------
 CASH PROVIDED BY (USED IN) OPERATING
  ACTIVITIES
   Net loss for the period               $(35,002) $(52,089) $(32,742) $(60,202)
   Items not affecting cash:
     Depreciation and amortization          6,711     5,925    10,715    11,478
     Amortization of deferred finance
      costs                                   684       233     1,109       472
     Reclamation                              584     1,246     1,168     2,376
     Deferred income tax                       --        --        --    (4,221)
     Provision for unrealized loss on
      foreign currency and
      commodity contracts                  13,575     7,357     7,036     9,875
     Foreign currency translation on
      senior subordinated notes               964      (490)    1,256     2,048
     Write-down of mine assets                 --    39,700        --    39,700
     Write-off of deferred finance costs   15,011        --    15,011        --
     Deferred charges and other               (46)      223      (142)       91
                                         --------  --------  --------  --------
 Cash flow                                  2,481     2,105     3,411     1,617
 Net change in other operating items      (45,965)   (7,713)  (82,162)  (73,476)
                                         --------  --------  --------  --------
 Net cash used in operating activities    (43,484)   (5,608)  (78,751)  (71,859)
                                         --------  --------  --------  --------
 CASH PROVIDED BY (USED IN) FINANCING
  ACTIVITIES
   Issue of share capital                  18,335        65    18,335       177
   Capital lease obligation                  (473)     (249)     (947)     (527)
   Issue of long-term debt                169,050        --   233,109        --
   Retirement of long-term debt           (64,232)       --   (64,232)       --
   Issue costs of long-term debt          (25,775)       --   (31,341)       --
   Deferred credits and other                  --       (18)       --       (18)
                                         --------  --------  --------  --------
 Net cash provided by (used in)
  financing activities                     96,905      (202)  154,924      (368)
                                         --------  --------  --------  --------
 CASH PROVIDED BY (USED IN) INVESTING
  ACTIVITIES
   Increase in long-term investments           --   (17,846)       --   (17,846)
   Proceeds from asset sales                8,606        --    12,873        --
   Investment in other capital
    assets, net                           (43,700)  (63,248)  (80,146) (109,523)
   B. C. Government assistance                 --    47,822        --    78,787
   Investment in exploration and non-
    producing properties, net                (540)   (2,377)     (814)   (4,068)
   Change in other assets                  (1,427)      (48)   (1,546)     (635)
                                         --------  --------  --------  --------
 Net cash used in investing activities    (37,061)  (35,697)  (69,633)  (53,285)
                                         --------  --------  --------  --------
 INCREASE (DECREASE) IN CASH AND MARKETABLE
  SECURITIES DURING THE PERIOD             16,360   (41,507)    6,540  (125,512)
 CASH AND MARKETABLE SECURITIES AT BEGINNING
  OF PERIOD                                   623   114,351    10,443   198,356
                                         --------  --------  --------  --------
 CASH AND MARKETABLE SECURITIES AT END
  OF PERIOD                              $ 16,983  $ 72,844  $ 16,983  $ 72,844
                                         ========  ========  ========  ========
 SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION:
   Cash paid during the period for:
    Interest                             $  2,716  $     69  $ 16,726  $ 13,386
    Income taxes                         $     --  $     25  $     --  $     65
